Exhibit 99.1

TELA Bio Announces Sale of Distribution Rights for Wound Care Product to MIMEDX

TELA Bio to receive at least $8 million and up to $12 million in total consideration.

MALVERN, Pa., March 20, 2024 (GLOBE NEWSWIRE) -- TELA Bio, Inc. (NASDAQ: TELA), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions, today announced the sale of its distribution rights related to NIVIS Fibrillar Collagen Pack to Atlanta-based MiMedx Group, Inc. (“MIMEDX”). As consideration for the sale, MIMEDX will make an initial $5.0 million payment and additional future payments aggregating between a minimum of $3.0 million and a maximum of $7.0 million based on net sales of NIVIS over the next two years.

NIVIS is an absorbent collagen matrix indicated for the management of moderately to heavily exudating wounds and to control minor bleeding. MIMEDX is a pioneer and leader focused on helping humans heal, with a portfolio of products for applications in the wound care, burn, and surgical sectors of healthcare.

“We are pleased to announce this transaction with MIMEDX. We are confident in MIMEDX’s capabilities and in their ability to drive market share and bring this innovative, high-quality wound healing product, which was designed to TELA’s specifications, to more surgeons and patients,” said Antony Koblish, President and Chief Executive Officer of TELA Bio. “We look forward to continuing to expand the use of our robust portfolio of hernia repair and reconstructive surgery products, including two new LIQUIFIXTM hernia mesh fixation devices and new product configurations of OviTex® Reinforced Tissue Matrix designed to enhance utility in inguinal hernia repairs performed robotically and laparoscopically.”

About TELA Bio, Inc.
TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management, including with respect to the sale of NIVIS and the total consideration relating to such sale. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements. These and other risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Greg Chodaczek
347-620-7010
ir@telabio.com